                                  SCHEDULE 14A
                    Information Required in Proxy Statement

     Reg. Section 240.14a-101
                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than Registrant [ ]


Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to  240.14a-11(c) or  240.14a-12


                           ROMAC INTERNATIONAL, INC.
                           -------------------------
                (Name of Registrant as Specified in its Charter)

      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box)
[x]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-(6(I)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:
     2) Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)
     4) Proposed maximum aggregate value of transaction:
     5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
     2) Form, Schedule or Registration No.:
     3) Filing Party:
     4) Date Filed:
 ____________________
    (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                   [LETTERHEAD OF ROMAC INTERNATIONAL, INC.]







April 4, 1997


Dear Shareholder:

     You are invited to attend the Annual Meeting of Shareholders of Romac International, Inc. (the "Company"), which will be held at the Wyndham Harbour Island, 725 South Harbour Island Boulevard, Tampa, Florida 33602, April 25, 1997, at 3:00 p.m., local time.

     The notice of the meeting and proxy statement on the following pages cover the formal business of the meeting. Whether or not you expect to attend the meeting, please sign, date, and return your proxy promptly in the enclosed envelope to assure your stock will be represented at the meeting. If you decide to attend the annual meeting and vote in person, you will, of course, have that opportunity.

     The continuing interest of the shareholders in the business of the Company is gratefully acknowledged. We hope many will attend the meeting.


                                          Sincerely,




                                          Peter Dominici,
                                          Secretary

                           ROMAC INTERNATIONAL, INC.
                            120 WEST HYDE PARK PLACE
                                   SUITE 150
                              TAMPA, FLORIDA 33606


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 25, 1997

To the Shareholders of Romac International, Inc.:

     The Annual Meeting of Shareholders of Romac International, Inc. will be held at the Wyndham Harbour Island, 725 South Harbour Island Boulevard, Tampa, Florida 33602, April 25, 1997 at 3:00 p.m., local time, for the following purposes:

     1. To elect five directors to serve until the annual meeting for the year in which the term of the class of directors to which each such director has been so elected expires.

     2. To approve an amendment to the Company's Articles of Incorporation increasing the Company's authorized common stock, par value $.01 per share, from 15.0 million shares to 100.0 million shares;

     3. To amend the Romac International, Inc. Amended and Restated Incentive Stock Option Plan (the "Plan") to increase the number of shares available under the Plan from 3.0 million shares to 4.5 million shares and to modify the provisions of the Plan relating to administration and amendment of the Plan; and

     4. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 14, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

     Shareholders are requested to vote, date, sign and promptly return the enclosed proxy in the envelope provided for that purpose, WHETHER OR NOT THEY INTEND TO BE PRESENT AT THE MEETING.

                                   By Order of the Board of Directors,


                                   Peter Dominici
                                   Secretary

Tampa, Florida
April 4, 1997

                           ROMAC INTERNATIONAL, INC.

                                PROXY STATEMENT

               ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

     This proxy statement is first being sent to shareholders on or about April 4, 1997, in connection with the solicitation of proxies by the Board of Directors of Romac International, Inc. (the "Company"), to be voted at the Annual Meeting of Shareholders to be held on April 25, 1997, and at any adjournment thereof (the "Meeting"). The close of business on March 14, 1997, has been fixed as the record date of the determination of shareholders entitled to notice of and to vote at the Meeting. At the close of business on the record date, the Company had outstanding 12,033,912 shares of $.01 par value common stock, entitled to one vote per share.

     Shares represented by duly executed proxies in the accompanying form received by the Company prior to the Meeting will be voted at the Meeting. If shareholders specify in the proxy a choice with respect to any matter to be acted upon, the shares represented by such proxies will be voted as specified. If a proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. The Board of Directors recommends a vote FOR the election of directors listed on the proxies, FOR the amendment to the Articles of Incorporation, and FOR the amendment of the Romac International, Inc. Stock Incentive Plan. The Board of Directors knows of no other matters that may be brought before the Meeting. However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

     Shareholders who hold their shares through an intermediary must provide instructions on voting as requested by their bank or broker. A shareholder who signs and returns a proxy may revoke it at any time before it is voted by taking one of the following three actions: (i) giving written notice of the revocation to the Secretary of the Company; (ii) executing and delivering a proxy with a later date; or (iii) voting in person at the Meeting.

     Approval of the election of directors will require a plurality of the votes cast at the Meeting, provided a quorum is present. Votes cast by proxy or in person at the Meeting will be tabulated by one or more inspectors of election appointed at the Meeting, who will also determine whether a quorum is present for the transaction of business. Abstentions and broker non-votes will be counted as shares present in the determination of whether shares of the Company's common stock represented at the Meeting constitute a quorum. With respect to matters to be acted upon at the Meeting, abstentions and broker non-votes will not be counted for the purpose of determining whether a proposal has been approved.

     The expense of preparing, printing, and mailing proxy materials to shareholders of the Company will be borne by the Company. In addition to solicitations by mail, regular employees of the Company may solicit proxies on behalf of the Board of Directors in person or by telephone. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of the Company's stock.


     The executive offices of the Company are located at 120 West Hyde Park Place, Suite 150, Tampa, Florida 33606, and the Company's telephone number is
(813)251-1700.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                           CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of March 20, 1997, information as to the Company's Common Stock beneficially owned by: (i) each director of the
Company, (ii) each executive officer named in the Summary Compensation Table,
(iii) all directors and executive officers of the Company as a group, and (iv) any person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.


                                       Amount and
                                         Nature
                                     of Beneficial
Beneficial Owner                     Ownership (1)          Percent
----------------                     -------------          -------
David L. Dunkel(2)                   1,980,496               16.2%

Maureen A. Rorech(2)(3)                245,534                2.0%

Howard W. Sutter(4)                    886,658                7.3%

Peter Dominici(2)(5)                   109,890                 *

Richard M. Cocchiaro(6)                799,428                6.6%

Gordon Tunstall(7)                      20,000                 *

W. R. Carey, Jr.(8)                     20,000                 *

James D. Swartz(9)                      24,000                 *

H.S. Investments, Inc.(10)             886,658                7.3%

Todd W. Mansfield(11)                        0                 *

All Directors and executive
 officers as a group (8 persons)     4,086,006               33.5%

___________________
*Less than 1%

(1) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. The Company has been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated.

(2) The business address for Mr. Dunkel, Ms. Rorech, Mr. Dominici and Mr. Swartz is 120 West Hyde Park Place, Suite 150, Tampa, Florida 33606.

(3) Ms. Rorech has a ten-year option to purchase a total of 135,252 shares of Common Stock. 115,252 at an exercise price of $2.98 per share and 20,000 at an exercise price of $8.375 per share. The number of shares shown in the table above includes 100,620 shares that are subject to options that are currently exercisable.

(4) The business address for Mr. Sutter is 500 West Cypress Creek Avenue, Suite 200, Ft. Lauderdale, Florida 33309.

(5) Mr. Dominici has a ten-year option to purchase a total of 74,722 shares of Common Stock. 44,722 at an exercise price equal to $2.73 per share, 20,000 at an exercise price of $8.375 per share and 10,000 at an exercise price of $22.00 per share. The number of shares in the table above includes 0 shares that are subject to options that are currently exercisable.

(6) The business address for Mr. Cocchiaro is 20 North Wacker Drive, Suite 1360, Chicago, Illinois 60606.

(7) Mr. Tunstall has a ten-year option to purchase a total of 30,000 shares of Common Stock; 20,000 at an exercise price of $9.375 per share and 10,000 at an exercise price of $22.00 per share. The number of shares in the table above includes 20,000 shares subject to options that are currently exercisable. The business address for Mr. Tunstall is 13153 North Dale Mabry Highway, Tampa, Florida 33618.

(8) Mr. Carey has a ten-year option to purchase a total of 30,000 shares of Common Stock; 20,000 at an exercise price of $9.375 per share and 10,000 at an exercise price of $22.00 per share. The number of shares in the table above includes 20,000 shares subject to options that are currently exercisable. The business address for Mr. Carey is 700 Galleria Parkway, Suite 450, Atlanta, Georgia 30339.

(9) Mr. Swartz has a ten-year option to purchase a total of 135,000 of Common Stock; 60,000 at an exercise price of $12.50 per share and 75,000 at an exercise price of $22.00 per share. The number of shares shown in the table above includes 16,000 shares subject to options that are currently exercisable.

(10) The business address of H.S. Investments, Inc. ("HII") is c/o Stephen M. Rice, Esq. of Jones, Jones, Close & Brown, 3773 Howard Hughes Parkway, 3rd Floor, Las Vegas, Nevada. HII is the general partner of HIS Ltd. Mr. Sutter, as director, officer, and sole shareholder of HII, the general partner of HIS Ltd., has the right to receive and direct the receipt of dividends from, and proceeds from the sale of, the shares shown in the table above. Mr. Sutter also has the right to receive proceeds from the sale of such shares.

(11) Mr. Mansfield is a nominee for a seat on the Board of Directors. His business address is 9147 Great Heron Circle, Orlando, Florida.

                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information as of March 20, 1997, concerning the Company's executive officers, continuing directors, and nominees for director.




                                                            Year First
                                                            Became a
Name                         Position(s)               Age  Director
----                         ----------                ---  ----------

David L. Dunkel       President, Chief Executive       43   1994
                      Officer and Director

Maureen A. Rorech     Director                         36   1994

Howard W. Sutter      Vice President and Director      48   1994

Peter Dominici        Chief Financial Officer,         38   1994
                      Secretary, Treasurer and
                      Director

Richard M. Cocchiaro  Division President and Director  42   1994

James D. Swartz       Executive Vice President, Chief
                      Operating Officer and Director
                      Nominee                          39

Gordon Tunstall       Director                         53   1995

W. R. Carey, Jr.      Director                         49   1995

Todd W. Mansfield     Director Nominee                 44




     DAVID L. DUNKEL has served as President, Chief Executive Officer and a director of the Company since its formation in August 1994. Prior to August 1994, he served as President and Chief Executive Officer of Romac-FMA, one of
the predecessors of the Company, for 14 years.   Mr. Dunkel's prior experience
includes three years service as an accountant with Coopers & Lybrand in Boston, Massachusetts.

     MAUREEN A. RORECH has served as a director of the Company since its formation in August 1994 and as a Vice President of the Company from August 1994 to November 1996. Prior to August 1994, Ms. Rorech served as Division President of FMA Temporaries, Inc., a subsidiary of Romac-FMA, with direct responsibility for all of Romac-FMA's professional temporary operations (1990-1994). Ms. Rorech joined Romac-FMA in 1987 as director of operations and was promoted to division president in 1990. Prior to joining Romac-FMA, she was responsible for the development of the professional temporary program for the Company's predecessors on a national basis. Ms. Rorech's previous experience also includes training and operations support for an 80-office branch network for Career Horizons, Inc., a diversified employment services firm.

     HOWARD W. SUTTER has served as Vice President and a director of the Company since its formation in August 1994. Prior to August 1994, Mr. Sutter served as Vice President of Romac-FMA (1984-1994), and Division President of Romac-FMA's South Florida location (1982-1994). Mr. Sutter's prior experience includes three years as Vice President and Controller of a regional airline and six years as an accountant with Coopers & Lybrand in Philadelphia.

     PETER DOMINICI has served as Chief Financial Officer, Secretary, Treasurer and a director of the Company since its formation in August 1994. Prior to August 1994, he served as Chief Financial Officer and Vice President of Romac-FMA (1986-1994). Mr. Dominici, a certified public accountant, has had seven years of prior public accounting experience encompassing extensive audit, tax, and public company reporting responsibilities.

     RICHARD M. COCCHIARO has served as a Division President of the Company and a director since its formation in August 1994. Prior to August 1994, he was a Vice President with Romac-FMA and Division President of Romac-FMA's Chicago Search Division (1985-1994) and Romac-FMA's Tampa Search Division (1981-1985). Mr. Cocchiaro's prior experience includes service as an accountant with Coopers & Lybrand in Boston.

     JAMES D. SWARTZ has served as Vice President of the Company since February 1996 and is currently a nominee for a seat on the Board of Directors. Prior to joining the Company, he was Chief Financial Officer of Hilton Grand Vacations Company, a joint venture involving Hilton Hotels Corporation (1994 - 1996). From 1992 - 1994, Mr. Swartz was Chief Financial Officer of the Florida division of Disney Development Company, a wholly-owned subsidiary of The Walt Disney Company. Prior to 1992, Mr. Swartz was Chief Financial Officer of The Wilson Company, a Tampa real estate developer (1982 - 1992). Mr. Swartz's prior experience includes service as an accountant with Peat Marwick & Co. in Atlanta.

     GORDON TUNSTALL has served as a director of the Company since October 1995. He is the founder of and for more than 14 years has served as President of Tunstall Consulting, Inc., a provider of strategic consulting and financial planning services. Mr. Tunstall currently serves on the Board of Directors of Discount Auto Parts, Inc., Orthodontic Centers of America, Inc., Advanced Lighting Technologies, Inc. and L.A. T Sportswear, Inc.

     W. R. CAREY JR. has served as a director of the Company since October 1995. He is currently the Chairman and Chief Executive Officer of Corporate Resource Development, Inc., an Atlanta, Georgia based sales and marketing consulting and training firm which began in 1981 and assists some of America's largest firms in the design, development and implementation of strategic and tactical product marketing. Mr. Carey serves on the Board of Directors of Outback Steakhouse and is the National Chairman of the Council of Growing Companies.

     TODD W. MANSFIELD is a nominee for a seat on the Board of Directors. He is currently the Executive Vice President (1995 - 1997) and General Manager (1991 - 1997) of Disney Development Company and President of the Celebration Company (1993 - 1997), both wholly-owned subsidiaries of The Walt Disney Company. Prior to becoming Executive Vice President of Disney Development Company in 1995, Mr. Mansfield served as Senior Vice President of Disney Development Company (1991 - 1994).

MEETINGS OF THE BOARD OF DIRECTORS AND STANDING COMMITTEES

     During 1996, the Company's Board of Directors held five meetings. Each incumbent director attended all of the Board meetings and meetings of committees of which they were a member.

     The Company's Board of Directors has established an audit committee comprised of Messrs. Dominici, Tunstall and Carey. The audit committee makes recommendations regarding the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves the professional services provided by the independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves the professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, and reviews the adequacy of the Company's internal accounting controls.

     The Company's Board of Directors has also established a Compensation Committee comprised of Messrs. Dunkel, Tunstall and Carey. The Compensation Committee determines the compensation of the Company's executive officers.

     The Company's Board of Directors established a Stock Option Committee comprised of Messrs. Dunkel and Sutter. The Stock Option Committee administers the Company's stock option plans and makes all determinations as to grants of options.

     The Company does not have a nominating committee. This function is performed by the Board of Directors.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company are paid $5,000 annually plus $500 for each board meeting attended, and $500 for each committee meeting attended if such meetings occur on a day other than a scheduled meeting of the Board of Directors. In addition, the Company reserved 200,000 shares of Common Stock for future issuance upon the exercise of stock options that may be granted to such non-employee directors. During 1996, Messrs Tunstall and Carey were each granted options to purchase 10,000 shares of the Company's common stock at an exercise price of $22.00 per share. These options vest 20% per
year beginning one year from the option grant date.   All directors receive
reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. No director who is an employee of the Company receives separate compensation for services rendered as a director.

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT


     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the common stock of the Company, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and ten percent shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons that no SEC Forms 3, 4, or 5 were required to be filed by those persons, the Company believes that during 1996, its officers, directors and ten percent beneficial owners timely complied with all applicable filing requirements, except those relating to a Form 4 required to be filed by Ms. Rorech, which was filed late.

                  DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

     The following table sets forth the compensation received by the Company's Chief Executive Officer and the four highest paid directors and executive officers for services rendered to the Company in 1994, 1995 and 1996.

                           SUMMARY COMPENSATION TABLE




                                                           Annual Compensation     Compensation
Name and Principal Position                   Year        Salary($)(1)  Bonus($)     Options
---------------------------                   ----        ----------------------     -------
David L. Dunkel                               1994        $150,000     $443,111          ---
 President, Chief Executive Officer           1995        $200,000          ---          ---
 and Director                                 1996        $200,000          ---          ---

Maureen A. Rorech                             1994        $ 60,000     $266,500          ---
 Director and former Vice President           1995        $150,000          ---      135,252
                                              1996        $106,250          ---          ---

Howard W. Sutter                              1994        $ 90,000     $183,660          ---
 Vice President and Director                  1995        $150,000          ---          ---
                                              1996        $150,000          ---          ---

Peter Dominici                                1994        $ 75,000     $105,000      154,612
 Chief Financial Officer, Secretary,          1995        $100,000          ---       20,000
 Treasurer and Director                       1996        $110,000          ---       10,000

James W. Swartz                               1994             ---          ---          ---
 Executive Vice President, Chief              1995             ---          ---          ---
 Operating Officer and Director Nominee       1996        $140,938     $ 82,000      135,000

Richard M. Cocchiaro                          1994        $ 90,000     $120,454          ---
 Division President and Director              1995        $ 75,000          ---          ---
                                              1996        $ 57,500          ---          ---


 _________________
(1) Includes deferred compensation.



OPTION GRANTS IN 1996

     There were 145,000 stock options granted during 1996 to the individuals shown in the Summary Compensation Table.

     AGGREGATE OPTION EXERCISES IN 1996 AND DECEMBER 31, 1996 OPTION VALUES

     The following table shows information concerning options exercised during 1996 and options held by the officers shown in the Summary Compensation Table at the end of 1996.



                                                                            Number of                  Value of
                                                                            Securities                Unexercised
                                                                            Underlying                In-the-Money
                                                                           Unexercised                 Options at
                                                                        Options at Fiscal             Fiscal Year-
                                                                           Year-End(#)                 End($)(2)
                             Shares Acquired         Value               Exercisable(E)/            Exercisable(E)/
Name                         on Exercise(#)      Realized($)(1)          Unexercisable(U)           Unexercisable(U)
----                         ---------------     --------------          ----------------           ----------------
David L. Dunkel                  ----               ----                        ----                   ----
Maureen A. Rorech                ----               ----                67,080(E)/68,172(U)    $1,275,862(E)/$1,188,731(U)
Howard W. Sutter                 ----               ----                        ----                   ----
Peter Dominici                  30,000           $583,725               43,260(E)/111,352(U)   $833,630(E)/$1,840,153(U)
James D. Swartz                  ----               ----                 8,000(E)/127,000(U)   $ 76,000(E)/$494,000(U)
Richard M. Cocchiaro             ----               ----                        ----                   ----

_________
(1) Represents the dollar value of the difference between the value (measured on the date exercised) and the option exercise price.

(2) Represents the dollar value of the difference between the value at December 31, 1996 and the option exercise price of unexercised options at December 31, 1996.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with David L. Dunkel, Howard W. Sutter, and Peter Dominici effective March 1, 1997. Each of these agreements is for a period of three years and provides for an annual base salary and certain other benefits. The Company entered into an employment agreement with James D. Swartz effective February 23, 1996. This agreement is for a period of two years and provides for an annual base salary and certain other benefits. The annual base salaries for fiscal 1997 for Mr. Dunkel, Mr. Sutter, Mr. Dominici and Mr. Swartz are $215,000, $160,000, $120,000 and $195,000, respectively. The employment agreements provide that the executives are entitled to severance benefits if their employment is terminated by the Company "without cause" (as defined in the employment agreements). In such case, the executive would receive his full compensation for a period of two years. The employment agreements also provide that upon a change in control of the Company each executive would be entitled to receive an immediate lump sum payment equal to twice the executive's annual salary, subject to certain limitations. In general, a change in control is defined by the employment agreements to be any replacement of 50% or more of the directors of the Company that follows and is directly or indirectly the result of certain extraordinary corporate occurrences, such as a merger or other business combination involving the Company, a tender offer for the Company's stock, a solicitation of proxies other than by the Company's management or Board of Directors, or an acquisition by a person or group of 25% or more of the Company's stock. Each agreement contains a covenant not to compete, which continues for one year following any termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The Board's Compensation Committee currently consists of Messrs. Dunkel, Tunstall and Carey. Messrs. Tunstall and Carey are outside directors. Set forth below is a description of certain transactions and relationships between the Compensation Committee members, the Chief Executive Officer and the Company.

     In October 1995, the Company entered into a strategic consulting agreement with Corporate Resource Development, Inc. W.R. Carey Jr., a director of the Company, is the Chairman and Chief Executive Officer of Corporate Resource Development, Inc. Services under this agreement were completed in 1996 at an aggregate cost of approximately $215,000.

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Board Compensation Committee Report on Executive Compensation and the Performance Graph shall not be incorporated by reference into any such filings.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") is comprised of the two outside Directors of the Company, Messrs. Tunstall and Carey and the Company's Chief Executive Officer, Mr. Dunkel. It is the Committee's responsibility to review the Company's executive compensation program and policies each year and to determine the compensation of the Company's executive officers. The Chief Executive Officer submits his recommendations for compensation of the other executive officers to the Committee for its approval.


     The Company is committed to maximizing shareholder value through superior financial performance and business growth. The Committee's fundamental policy is to offer the Company's executive officers competitive compensation opportunities based upon their personal performance, the financial performance of the Company, and their contribution to that performance. It is the Committee's objective to align the interests of the executive officers to those of the shareholders by making a substantial portion of their compensation contingent upon the Company's performance. Messrs. Dunkel, Sutter and Dominici have substantial equity holdings in the Company and are therefore closely aligned with shareholder interests. Mr. Swartz has substantial equity incentives which also closely aligns him to shareholder interests. For the remaining term of the executive officers' employment agreements, the primary objective of the Committee is to establish a base salary for each executive officer which reflects individual performance and is competitive with salary levels of similar sized companies.



     Compensation Committee

     David L. Dunkel
     Gordon Tunstall
     W. R. Carey, Jr.

                              CERTAIN TRANSACTIONS


     The Company leases office space from a limited partnership in which David
L. Dunkel, Howard W. Sutter, and Richard M. Cocchiaro, officers and directors of the Company, are limited partners. Payments under the lease are approximately $27,000 per month, expiring in 2001. Total lease payments to the partnership were approximately $165,000, $266,000, and $300,000 in 1994, 1995,
and 1996, respectively. The Company believes the lease payments are comparable to those that would be made to an unrelated third party.

     In 1995, the Company entered into split dollar and cross-purchase split dollar life insurance agreements with Messrs. Dunkel, Sutter and Cocchiaro and Ms. Rorech and their estates whereby the Company pays a portion of the life insurance premiums on behalf of the officers and their estates. The Company has been granted a security interest in the cash value and death benefit of each policy equal to the amount of the cumulative premium payments made by the Company. The intent of these agreements is to, in the event of an executive officer's/director's death, provide liquidity to pay estate taxes and to provide surviving executive officers/directors with the ability to purchase shares from a deceased executive officer's/director's estate, minimizing the possibility of a large block of the Company's common shares being put on the open market to the potential detriment of the Company's market price and to allow the Company to maintain a concentration of voting power among its executive officers/directors. The total premiums paid during 1995 and 1996 were approximately $381,000 and $337,000, respectively, and are included in the Company's financial statements as related party receivables at December 31, 1995 and 1996.

                               PERFORMANCE GRAPH

     The following graph sets forth the Company's total stockholder return as compared to the CRSP Total Return Index for The Nasdaq Stock Market (US), and as compared to a Peer Group selected in good faith by the Company, for the period August 15, 1995, when the Company's Common Stock was first registered under the Exchange Act, through December 31, 1996, the last day of the Company's last completed fiscal year. The corporations making up the Peer Group consist of the Company, AccuStaff Inc., Interim Services, Inc., Kelly Services, Inc., Manpower, Inc., Olsten Corporation, On Assignment, Inc., Robert Half International and Alternative Resources Corporation.

                    COMPARISON OF CUMULATIVE TOTAL RETURN(1)
                 FOR THE PERIOD FROM 8/15/95  THROUGH 12/31/96
        AMONG ROMAC INTERNATIONAL, INC., THE CRSP TOTAL RETURN INDEX FOR
               THE NASDAQ STOCK MARKET (US) AND THE PEER GROUP(2)




                                    [GRAPH]

     The information presented in the graph on the previous page was obtained by the Company from outside sources it considers to be reliable but has not been independently verified by the Company.

     The graph on the previous page assumes $100 invested at the beginning of the period in the Company's Common Stock(3), the CRSP Total Return Index for The Nasdaq Stock Market (US) and the Peer Group, and was plotted using the following data:


                                             CRSP Total
                           Romac            Return Index
                       International,      for The Nasdaq                Peer
 Period Ended               Inc.          Stock Market (US)             Group
 ------------          -------------      -----------------            -------
8/15/95                      $100.00           $100.00                 $100.00
9/30/95                      $136.00           $103.04                 $117.87
12/31/95                     $188.00           $104.30                 $154.04
3/31/96                      $246.00           $109.17                 $182.26
6/30/96                      $408.00           $118.08                 $193.09
9/30/96                      $488.00           $122.29                 $194.93
12/31/96                     $352.00           $128.30                 $173.21


____________
(1)  Total Return Assumes Reinvestment of Dividends.

(2) This index represents the cumulative total return of the Company and the Peer Group corporations, each of which provides temporary or permanent employment services. Many of the Company's competitors are privately-held, and only a few of the selected corporations specialize, as does the Company, primarily in the temporary, contract and permanent placement of accounting and finance, information technology and human resource personnel. However, the selected corporations constitute the best approximation of a peer group among public companies.

(3) Based on the initial public offering price of $6.25 per share, as adjusted to reflect the two-for-one stock split in the form of a 100% stock dividend to shareholders of record on May 15, 1996, which was reflected on the Nasdaq National Market on May 23, 1996.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

     The Board of Directors of the Company is divided into three classes of directors. The Company's Articles of Incorporation provide that at each annual election, directors shall be chosen by class for a term of three years, to preserve, as evenly as practicable, the division of directors into classes.
The current terms of the three classes of directors expire in 1997 (Class III directors), 1998 (Class I directors) and 1999 (Class II directors).

     The Board of Directors has nominated David L. Dunkel, Howard W. Sutter and W.R. Carey, Jr., to stand for election at the Meeting for the Class III director seats. Each of such nominees' current terms will expire on the date of the Meeting. The Board of Directors has also nominated James D. Swartz to stand for election at the Meeting for a Class I director seat and Todd W. Mansfield to stand for election at the Meeting for a Class II director seat. See "Management - Directors and Executive Officers" for information on such nominees. Unless otherwise indicated, votes will be cast pursuant to the accompanying proxy FOR the election of these nominees. Should any nominee become unable or unwilling to accept nomination or election for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors, which has no reason to believe the nominees named will be unable or unwilling to serve if elected.


                         PROPOSAL 2 - AMENDMENT TO THE
                          ARTICLES OF INCORPORATION TO
                      INCREASE THE AUTHORIZED COMMON STOCK


     The Board of Directors has approved a resolution amending the Company's Articles of Incorporation increasing the authorized Common Stock, par value $.01 per share, from 15.0 million shares to 100.0 million shares. The Board of Directors directed that the proposal to increase the Company's authorized Common Stock be submitted to the shareholders of the Company for approval and adoption at the Meeting. The increase in the number of authorized shares will facilitate using the Company's stock in any future acquisitions and will also make future stock dividends possible. However, the Company has no present plans to issue any of the increased authorized Common Stock.


     Although the Company's management believes that the adoption of the amendment is important for the Company's business, the following should be considered by the shareholders in voting on this subject.

     The Board of Directors has proposed a substantial increase in the number of authorized shares of Common Stock. The increase is designed to provide flexibility to the Company's management. However, these additional shares, if issued, would have a substantial dilutive effect on present shareholders.

     In addition, the Proposal, if approved, would strengthen the position of management and might make the removal of management more difficult, even if such removal would be generally beneficial to the Company's shareholders. The authorization to issue the additional shares of Common Stock could provide management with an increased capacity to negate the efforts of unfriendly tender offerors through the issuance of securities to others who are friendly or desirable to management.

     The Proposal is not the result of management's knowledge of any specific effort to accumulate the Company's securities or to obtain control of the Company by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise. The Company is not submitting the Proposal to enable it to frustrate any efforts by another party to acquire a controlling interest or to seek Board representation.

     The Board of Directors recommends that shareholders vote FOR this proposal.


                          PROPOSAL 3 - APPROVAL OF THE
                   AMENDMENT TO THE ROMAC INTERNATIONAL, INC.
                AMENDED AND RESTATED INCENTIVE STOCK OPTION PLAN

     On October 18, 1996 and February 7, 1997, the Company's Board of Directors amended the Amended and Restated Incentive Stock Option Plan (the "Plan") and approved its submission to the shareholders for their approval. The name of the Plan as amended on October 18, 1996, is Romac International, Inc. Stock Incentive Plan. The Plan was initially adopted in 1994 and was amended by the Board of Directors and by the shareholders in March 1995, September 1995 and March 1996.

     The October 18, 1996, amendment expanded the Plan in order to further the interests of the Company and its shareholders by providing incentives in the form of both incentive and nonqualified stock option grants, stock appreciation right grants and restricted stock grants to employees who contribute materially to the success and profitability of the Company.

     The February 7, 1997, amendment to the Plan increases the number of shares available for purchase under the Plan from 3.0 million shares to 4.5 million shares and modifies the provisions of the Plan relating to the administration and amendment of the Plan in order to reflect changes to recent revisions of Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 of the Securities Act of 1934, as amended ("Rule 16b-3"). Prior to the February 7, 1997, amendment, the Plan required shareholder approval of an amendment to the Plan that would (i) materially increase the benefits accruing to participants under the Plan, (ii) increase the aggregate number of shares of the Company's stock that may be delivered under the Plan, (iii) materially modify the eligibility requirements for participation in the Plan, or (iv) amend the requirements described in (i), (ii) and (iii) of this sentence. The purpose of this provision was to comply with the requirements of former Rule 16b-3 that shareholders must approve such amendments. The recent revisions to Rule 16b-3 included an elimination of a requirement that shareholders must approve such amendments. To reflect this revision to Rule 16b-3, the Board amended the Plan to provide that the Board may condition any amendment on the approval of the shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws to which the Company, the Plan, recipients or eligible persons are subject.

     As of March 20, 1997, approximately 1,571,000 options to acquire shares are outstanding pursuant to the Plan. It is estimated that approximately 750 individuals currently participate in the Plan.


     As of March 20, 1997 approximately 1,024,000 shares remained available for grant pursuant to the Plan. The Board of Directors, in order to ensure that the Company has an adequate number of shares available to grant to its current and future employees to enable it to attract and retain individuals with training, experience and ability, believes an increase in the number of shares to be necessary.


     The Board of Directors recommends that the shareholders vote FOR this proposal.


        INFORMATION CONCERNING INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Company's Board of Directors has appointed Price Waterhouse LLP independent accountants to audit the consolidated financial statements of the Company for the year ending December 31, 1997. Representatives of Price Waterhouse LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions posed by shareholders.

             PROPOSALS OF SHAREHOLDERS FOR THE NEXT ANNUAL MEETING

     Proposals of shareholders intended for presentation at the 1998 annual meeting must be received by the Company on or before December 4, 1997, in order to be included in the Company's proxy statement and form of proxy for that meeting.

     The Company's Articles of Incorporation also require advance notice to the Company of any shareholder proposal and of any nominations by shareholders of persons to stand for election as directors at a shareholders' meeting. Notice of shareholder proposals and of director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the directors are to be elected. To be timely, notice must be received at the principal executive office of the Company not less than 60 days prior to the meeting of shareholders; provided, however, that in the event that less than 70 days' notice prior to public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder, in order to be timely, must be so delivered or received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

     In addition to the matters required to be set forth by the rules of the Securities and Exchange Commission, a shareholder's notice with respect to a proposal to be brought before the annual meeting must set forth (a) a brief description of the proposal and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company's books, of the shareholder proposing such business and any other shareholders known by such shareholder to be supporting such proposal, (c) the class and number of shares of the Company that are beneficially owned by such shareholder on the date of such shareholder notice and by other shareholders known to such shareholder to be supporting such proposal on the date of such shareholder notice, and (d) any financial interest of the shareholder in such proposal.

     A shareholder's notice with respect to a director nomination must set forth (a) as to each nominee (i) the name, age, business address, and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of the Company that are beneficially owned by such person, (iv) all information that would be required to be included in the proxy statement soliciting proxies for the election of the nominee director (including such person's written consent to serve as a director if so elected), and (b) as to the shareholder providing such notice
(i) the name and address, as they appear on the Company's books, of the shareholder, and (ii) the class and number of shares of the Company that are beneficially owned by such shareholder on the date of such shareholder notice.

     The complete Articles of Incorporation provisions governing these requirements are available to any shareholder without charge upon request from the Secretary of the Company.

                                 OTHER MATTERS


     The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matter should be presented properly, it is intended that the enclosed proxy will be voted in accordance with the judgment of the individuals named in the proxy.

     THE COMPANY WILL PROVIDE TO ANY SHAREHOLDER, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13A-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934. ALL SUCH REQUESTS SHOULD BE DIRECTED TO PETER DOMINICI, SECRETARY, ROMAC INTERNATIONAL, INC., 120 WEST HYDE PARK PLACE, SUITE 150, TAMPA FLORIDA 33606. NO CHARGE WILL BE MADE FOR COPIES OF SUCH ANNUAL REPORT; HOWEVER, A REASONABLE CHARGE FOR THE EXHIBITS WILL BE MADE.

                                         By Order of the Board of Directors,



                                         Peter Dominici,
                                         Secretary





Tampa, Florida
April 4, 1997

                                                                       EXHIBIT A
                          ROMAC INTERNATIONAL, INC.
                            STOCK INCENTIVE PLAN


     1. Purpose. The purpose of this Stock Incentive Plan (the "Plan") is to further the interests of Romac International, Inc., a Florida corporation (the "Company"), its subsidiaries and its shareholders by providing incentives in the form of grants of stock options, stock appreciation rights and restricted stock to key employees and other persons who contribute materially to the success and profitability of the Company. The grants will recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in the Company, thus enhancing their personal interest in the Company's continued success and progress. This program will also assist the Company and its subsidiaries in attracting and retaining key persons. This Plan is a continuation, in the form of an amendment and restatement, of an existing plan previously known as the Romac International, Inc. Incentive Stock Option Plan.

     2.     Definitions.  The following definitions shall apply to this Plan:

            (a) "Award" means, individually or collectively, a grant under the Plan of a Nonqualified Stock Option, an Incentive Stock Option, a Stock Appreciation Right, or Restricted Stock.

            (b) "Board" means the board of directors of the Company.

            (b) "Change Of Control" occurs when (i) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of forty percent or more of the total number of shares entitled to vote in the election of directors of the Board,
(ii) the Company is merged into any other company or substantially all of its assets are acquired by any other company, or (iii) three or more directors nominated by the Board to serve as a director, each having agreed to serve in such capacity, fail to be elected in a contested election of directors.

            (d) "Code" means the Internal Revenue Code of 1986, as amended.

            (e) "Committee" means the Stock Incentive Committee appointed by the Board.

            (f) "Common Stock" means the Common Stock, par value $.01 per share of the Company, or such other class of shares or securities as to which the Plan may be applicable pursuant to Section 10 herein.

            (g) "Company" means Romac International, Inc.

            (h) "Date Of Grant" means the date on which the Option, Restricted Stock or SAR, whichever is applicable, is granted.

            (i) "Eligible Person" means any person who performs or has in the past performed services for the Company or any direct or indirect partially or wholly owned subsidiary thereof, whether as a director, officer, employee, consultant or other independent contractor, and any person who performs services relating to the Company in his or her capacity as an employee or independent contractor of a corporation or other entity that provides services for the Company.

            (j) "Employee" means any person employed on an hourly or salaried basis by the Company or any parent or Subsidiary of the Company that now exists or hereafter is organized or acquired by or acquires the Company.

            (k) "Fair Market Value" means the fair market value of the Common Stock. If the Common Stock is not publicly traded on the date as of which fair market value is being determined, the Board shall determine the fair market value of the Shares, using such factors as the Board considers relevant, such as the price at which recent sales have been made, the book value of the Common Stock, and the Company's current and projected earnings. If the Common Stock is publicly traded on the date as of which fair market value is being determined, the fair market value is the mean between the high and low sales prices of the Common Stock as reported by The NASDAQ Stock Market on that date or, if the Common Stock is listed on a stock exchange, the mean between the high and low sales prices of the stock on that date, as reported in The Wall Street Journal. If trading in the stock or a price quotation does not occur on the date as of which fair market value is being determined, the next preceding date on which the stock was traded or a price was quoted will determine the fair market value.

            (l) "Incentive Stock Option" means a stock option granted pursuant to either this Plan or any other plan of the Company that satisfies the requirements of Section 422 of the Code and that entitles the Recipient to purchase stock of the Company or in a corporation that at the time of grant of the option was a parent or subsidiary of the Company or a predecessor corporation of any such corporation.

            (m) "Nonqualified Stock Option" means a stock option granted pursuant to the Plan that is not an Incentive Stock Option and that entitles the Recipient to purchase stock of the Company or in a corporation that at the time of grant of the option was a parent or subsidiary of the Company or a predecessor corporation of any such corporation.

            (n) "Option" means an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to the Plan.

            (o) "Option Agreement" means a written agreement entered into between the Company and a Recipient which sets out the terms and restrictions of an Option Award granted to the Recipient.

            (p) "Option Shareholder" shall mean an Employee who has exercised his or her Option.

            (q) "Option Shares" means Shares issued upon exercise of an Option.

            (r) "Period Of Restriction" means the period beginning on the Date of Grant of a Restricted Stock Award and ending on the date on which the Restricted Stock Shares subject to such Award are released from all restrictions imposed upon such Shares.

            (s) "Plan" means this Romac International, Inc. Stock Incentive
Plan.

            (t) "Recipient" means an individual who receives an Award.

            (u) "Restricted Stock" means an Award granted to a Recipient pursuant to Section 8 hereof.

            (v) "Restricted Stock Agreement" means a written agreement entered into between the Company and a Recipient which sets out the terms and restrictions of a Restricted Stock Award granted to the Recipient.

            (w) "SAR Agreement" means a written agreement entered into between the Company and a Recipient which sets out the terms and restrictions of a SAR Award granted to the Recipient.

            (x) "Share" means a share of the Common Stock, as adjusted in accordance with Section 10 of the Plan.

            (y) "Stock Appreciation Right" or "SAR" means an Award, designated as a SAR, granted to a Recipient pursuant to Section 7 hereof.

            (z) "Subsidiary" means any corporation 50 percent or more of the voting securities of which are owned directly or indirectly by the Company at any time during the existence of this Plan.

     3. Administration. This Plan will be administered by the Committee. The Committee has the exclusive power to select the Recipients of Awards pursuant to this Plan, to establish the terms of the Awards granted to each Recipient, and to make all other determinations necessary or advisable under the Plan.
The Committee has the sole and absolute discretion to determine whether the performance of an Eligible Person warrants an Award under this Plan, and to determine the size and type of the Award. The Committee has full and exclusive power to construe and interpret this Plan, to prescribe, amend, and rescind rules and regulations relating to this Plan, and to take all actions necessary or advisable for the Plan's administration. The Committee, in the exercise of its powers, may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any Agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. In exercising this power, the Committee may retain counsel at the expense of the Company. The Committee shall also have the power to determine the duration and purposes of leaves of absence which may be granted to a Recipient without constituting a termination of the Recipient's employment for purposes of the Plan. Any determinations made by the Committee will be final and binding on all persons. A member of the Committee will not be liable for performing any act or making any determination in good faith.

     4.     Shares Subject To Plan.  Subject to the provisions of Section
10 of the Plan, the maximum aggregate number of Shares that may be subject to Awards under the Plan shall be 4,500,000. If an Award should expire or become unexercisable for any reason without having been exercised, the unpurchased Shares that were subject to such Award shall, unless the Plan has then terminated, be available for other Awards under the Plan.

     5. Eligibility. Any Eligible Person that the Committee in its sole discretion designates, is eligible to receive an Award under this Plan. The Committee's grant of an Award to a Recipient in any year does not require the Committee to grant an Award to such Recipient in any other year. Furthermore, the Committee may grant different Awards to different Recipients and has full discretion to choose whether to grant Awards to any Eligible Person. The Committee may consider such factors as it deems pertinent in selecting Recipients and in determining the types and sizes of their Awards, including, without limitation, (i) the financial condition of the Company or its Subsidiaries; (ii) expected profits for the current or future years; (iii) the contributions of a prospective Recipient to the profitability and success of the Company or its Subsidiaries; and (iv) the adequacy of the prospective Recipient's other compensation. Recipients may include persons to whom stock, stock options, stock appreciation rights, or other benefits previously were granted under this or another plan of the Company or any Subsidiary, whether or not the previously granted benefits have been fully exercised or vested. A Recipient's right, if any, to continue to serve the Company and its Subsidiaries as an officer, Employee, or otherwise will not be enlarged or otherwise affected by his designation as a Recipient under this Plan, and such designation will not in any way restrict the right of the Company or any Subsidiary, as the case may be, to terminate at any time the employment or affiliation of any participant.

     6. Options. Each Option granted to a Recipient under the Plan shall contain such provisions as the Committee at the Date of Grant shall deem appropriate. Each Option granted to a Recipient will satisfy the following requirements:

            (a) Written Agreement. Each Option granted to a Recipient will be evidenced by an Option Agreement. The terms of the Option Agreement need not be identical for different Recipients. The Option Agreement shall include a description of the substance of each of the requirements in this Section 6 with respect to that particular Option.

            (b) Number Of Shares. Each Option Agreement shall specify the number of Shares that may be purchased by exercise of the Option.

            (c) Exercise Price. Except as provided in Section 6(l), the exercise price of each Share subject to an Incentive Stock Option shall equal the exercise price designated by the Committee on the Date of Grant, but shall not be less than the Fair Market Value of the Share on the Incentive Stock Option's Date of Grant. The exercise price of each Share subject to a Nonqualified Stock Option shall equal the exercise price designated by the Committee on the Date of Grant.

            (d) Duration Of Option. Except as provided in Section 6(l), an Incentive Stock Option granted to an Employee shall expire on the tenth anniversary of its Date of Grant or, at such earlier date as is set by the Committee in establishing the terms of the Incentive Stock Option at grant. Except as provided in Section 6(l), a Nonqualified Stock Option granted to an Employee shall expire on the tenth anniversary of its Date of Grant or, at such earlier or later date as is set by the Committee in establishing the terms of the Nonqualified Stock Option at grant. If the Recipient's employment with the Company terminates before the expiration date of an Option granted to the Recipient, the Option shall expire on the earlier of the date stated in this subsection or the date stated in following subsections of this Section. Furthermore, expiration of an Option may be accelerated under subsection (j) below.

            (e) Vesting Of Option. Each Option Agreement shall specify the vesting schedule applicable to the Option. The Committee, in its sole and absolute discretion, may accelerate the vesting of any Option at any time.

            (f) Death. In the case of the death of a Recipient, an Incentive Stock Option granted to the Recipient shall expire on the one-year anniversary of the Recipient's death, or if earlier, the date specified in subsection (d) above. During the one-year period following the Recipient's death, the Incentive Stock Option may be exercised to the extent it could have been exercised at the time the Recipient died, subject to any adjustment under Section 10 herein. In the case of the death of a Recipient, a Nonqualified Stock Option granted to the Recipient shall expire on the one-year anniversary of the Recipient's death, or if earlier, the date specified in subsection (d) above, unless the Committee sets an earlier or later expiration date in establishing the terms of the Nonqualified Stock Option at grant or a later expiration date subsequent to the Date of Grant but prior to the one-year anniversary of the Recipient's death. During the period beginning on the date of the Recipient's death and ending on the date the Nonqualified Stock Option expires, the Nonqualified Stock Option may be exercised to the extent it could have been exercised at the time the Recipient died, subject to any adjustment under Section 10 herein.

            (g) Disability. In the case of the total and permanent disability of a Recipient and a resulting termination of employment or affiliation with the Company, an Incentive Stock Option granted to the Recipient shall expire on the one-year anniversary of the Recipient's last day of employment, or, if earlier, the date specified in subsection (d) above. During the one-year period following the Recipient's termination of employment or affiliation by reason of disability, the Incentive Stock Option may be exercised as to the number of Shares for which it could have been exercised at the time the Recipient became disabled, subject to any adjustments under Section 10 herein. In the case of the total and permanent disability of a Recipient and a resulting termination of employment or affiliation with the Company, a Nonqualified Stock Option granted to the Recipient shall expire on the one-year anniversary of the Recipient's last day of employment, or, if earlier, the date specified in subsection (d) above, unless the Committee sets an earlier or later expiration date in establishing the terms of the Nonqualified Stock Option at grant or a later expiration date subsequent to the Date of Grant but prior to the one-year anniversary of the Recipient's last day of employment or affiliation with the Company. During the period beginning on the date of the Recipient's termination of employment or affiliation by reason of disability and ending on the date the Nonqualified Stock Option expires, the Nonqualified Stock Option may be exercised as to the number of Shares for which it could have been exercised at the time the Recipient became disabled, subject to any adjustments under Section 10 herein.

            (h) Retirement. If the Recipient's employment with the Company terminates by reason of normal retirement under the Company's normal retirement policies, an Incentive Stock Option granted to the Recipient will expire 90 days after the last day of employment, or, if earlier, on the date specified in subsection (d) above. During the 90-day period following the Recipient's normal retirement, the Incentive Stock Option may be exercised as to the number of Shares for which it could have been exercised on the retirement date, subject to any adjustment under Section 10 herein. If the Recipient's employment with the Company terminates by reason of normal retirement under the Company's normal retirement policies, a Nonqualified Stock Option granted to the Recipient will expire 90 days after the last day of employment, or, if earlier, on the date specified in subsection (d) above, unless the Committee sets an earlier or later expiration date in establishing the terms of the Nonqualified Stock Option at grant or a later expiration date subsequent to the Date of Grant but prior to the end of the 90-day period following the Recipient's normal retirement. During the period beginning on the date of the Recipient's normal retirement and ending on the date the Nonqualified Stock Option expires, the Nonqualified Stock Option may be exercised as to the number of Shares for which it could have been exercised on the retirement date, subject to any adjustment under Section 10 herein.

            (i) Termination Of Service. If the Recipient ceases employment or affiliation with the Company for any reason other than death, disability, or retirement (as described above), an Option granted to the Recipient shall lapse immediately following the last day that the Recipient is employed by or affiliated with the Company. However, the Committee may, in its sole discretion, either at grant of the Option or at the time the Recipient terminates employment, delay the expiration date of the Option to a date after termination of employment; provided, however, that the expiration date of an Incentive Stock Option may not be delayed more than 90 days following the termination of the Recipient's employment or affiliation with the Company. During any such delay of the expiration date, the Option may be exercised only for the number of Shares for which it could have been exercised on such termination date, subject to any adjustment under Section 10 herein. Notwithstanding any provisions set forth herein or in the Plan, if the Recipient shall (i) commit any act of malfeasance or wrongdoing affecting the Company or any parent or subsidiary, (ii) breach any covenant not to compete or employment agreement with the Company or any parent or Subsidiary, or (iii) engage in conduct that would warrant the Recipient's discharge for cause, any unexercised part of the Option shall lapse immediately upon the earlier of the occurrence of such event or the last day the Recipient is employed by the Company.

            (j) Change Of Control. If a Change of Control occurs, the Board may vote to immediately terminate all Options outstanding under the Plan as of the date of the Change of Control or may vote to accelerate the expiration of the Options to the tenth day after the effective date of the Change of Control. If the Board votes to immediately terminate the Options, it shall make a cash payment to the Recipient equal to the difference between the Exercise Price and the Fair Market Value of the Shares that would have been subject to the terminated Option on the date of the Change of Control.

            (k) Conditions Required For Exercise. Options granted to Recipients under the Plan shall be exercisable only to the extent they are vested according to the terms of the Option Agreement. Furthermore, Options granted to Employees under the Plan shall be exercisable only if the issuance of Shares pursuant to the exercise would be in compliance with applicable securities laws, as contemplated by Section 9 of the Plan. Each Agreement shall specify any additional conditions required for the exercise of the Option.

            (l) Ten Percent Shareholders. An Incentive Stock Option granted to an individual who, on the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of either the Company or any parent or Subsidiary, shall be granted at an exercise price of 110 percent of Fair Market Value on the Date of Grant and shall be exercisable only during the five-year period immediately following the Date of Grant. In calculating stock ownership of any person, the attribution rules of Code Section 424(d) will apply. Furthermore, in calculating stock ownership, any stock that the individual may purchase under outstanding options will not be considered.

            (m) Maximum Option Grants. The aggregate Fair Market Value, determined on the Date of Grant, of stock in the Company with respect to which any Incentive Stock Options under the Plan and all other plans of the Company or its Subsidiaries (within the meaning of Section 422(b) of the Code) may become exercisable by any individual for the first time in any calendar year shall not exceed $100,000.

            (n) Method Of Exercise. An Option granted under this Plan shall be deemed exercised when the person entitled to exercise the Option (i) delivers written notice to the President of the Company (or his delegate, in his absence) of the decision to exercise, (ii) concurrently tenders to the Company full payment for the Shares to be purchased pursuant to the exercise, and (iii) complies with such other reasonable requirements as the Committee establishes pursuant to Section 9 of the Plan. Payment for Shares with respect to which an Option is exercised may be made in cash, or by certified check or wholly or partially in the form of Common Stock having a Fair Market Value equal to the exercise price. No person will have the rights of a shareholder with respect to Shares subject to an Option granted under this Plan until a certificate or certificates for the Shares have been delivered to him. An Option granted under this Plan may not be exercised in increments of less than 1,000 Shares, or, if less, 100 percent of the full number of Shares as to which it can be exercised. A partial exercise of an Option will not affect the holder's right to exercise the Option from time to time in accordance with this Plan as to the remaining Shares subject to the Option.

            (o) Loan From Company To Exercise Option. The Committee may, in its discretion and subject to the requirements of applicable law, recommend to the Company that it lend the Recipient the funds needed by the Recipient to exercise an Option. The Recipient shall make application to the Company for the loan, completing the forms and providing the information required by the Company. The loan shall be secured by such collateral as the Company may require, subject to its underwriting requirements and the requirements of applicable law. The Recipient shall execute a Promissory Note and any other documents deemed necessary by the Committee.

            (p) Designation Of Beneficiary. Each Recipient shall designate, in the Option Agreement he executes, a beneficiary to receive Options awarded hereunder in the event of his death prior to full exercise of such Options; provided, that if no such beneficiary is designated or if the beneficiary so designated does not survive the Recipient, the estate of such Recipient shall be deemed to be his beneficiary. Recipients may, by written notice to the Committee, change the beneficiary designated in any outstanding Option Agreements.

            (q) Nontransferability Of Option. An Option granted under this Plan is not transferable except by will or the laws of descent and distribution. During the lifetime of the Recipient, all rights of the Option are exercisable only by the Recipient.

     7. Stock Appreciation Rights. Subject to the provisions of the Plan, the Committee may award SARs in tandem with an Option (at or after the grant of the Option), or alone and unrelated to an Option. Each SAR granted to an Employee under the Plan shall contain such provisions as the Committee at the Date of Grant shall deem appropriate. Each SAR granted to an Employee will satisfy the following requirements:

            (a) Written Agreement. Each SAR granted to an Employee will be evidenced by a SAR Agreement. The terms of the SAR Agreement need not be identical for different Recipients. The SAR Agreement shall include a description of the substance of each of the requirements in this Section with respect to that particular SAR.

            (b) Number Of SARs. Each SAR Agreement shall specify the number of SARs granted to the Recipient.

            (c) Exercise Price. The exercise price of the SAR shall equal the exercise price designated by the Committee on the Date of Grant. A SAR granted alone and unrelated to an Option may be granted at such exercise price as the Committee may determine in its sole and absolute discretion. A SAR granted in tandem with an Option shall have an exercise price not less than the exercise price of the Option.

            (d) Duration Of Option. Each SAR granted to a Recipient shall expire on the tenth anniversary of its Date of Grant or, at such earlier or later date as is set by the Committee in establishing the terms of the SAR at grant. If the Recipient's employment with the Company terminates before the expiration date of a SAR, the SARs owned by the Recipient shall expire on the earlier of the date stated in this subsection (d) or the date stated in following subsections of this Section 7. Furthermore, expiration of a SAR may be accelerated under subsection (j) below.

            (e) Vesting Of SAR. Each SAR Agreement shall specify the vesting schedule applicable to the SAR. The Committee, in its sole and absolute discretion, may accelerate the vesting of any SAR at any time.

            (f) Death. In the case of the death of a Recipient, the SAR shall expire on the one-year anniversary of the Recipient's death, or if earlier, the date specified in subsection (d) above, unless the Committee sets an earlier or later expiration date in establishing the terms of the SAR at grant or a later expiration date subsequent to the Date of Grant but prior to the one-year anniversary of the Recipient's death. During the period beginning on the date of the Recipient's death and ending on the date the SAR expires, the SAR may be exercised to the extent it could have been exercised at the time the Recipient died, subject to any adjustment under Section 10 herein.

            (g) Disability. In the case of the total and permanent disability of a Recipient and a resulting termination of employment with the Company, the SAR shall expire on the one-year anniversary date of the Recipient's last day of employment, or, if earlier, the date specified in subsection (d) above, unless the Committee sets an earlier or later expiration date in establishing the terms of the SAR at grant or a later expiration date subsequent to the Date of Grant but prior to the one-year anniversary of the Recipient's last day of employment or affiliation with the Company. During the period beginning on the date of the Recipient's termination of employment or affiliation by reason of disability and ending on the date the SAR expires, the SAR may be exercised as to the number of Shares for which it could have been exercised at the time the Recipient became disabled, subject to any adjustments under Section 10 herein.


            (h) Retirement. If the Recipient's employment terminates by reason of normal retirement under the Company's normal retirement policies, the SAR will expire 90 days after the last day of employment, or, if earlier, on the date specified in subsection (d) above, unless the Committee sets an earlier or later expiration date in establishing the terms of the SAR at grant or a later expiration date subsequent to the Date of Grant but prior to the end of the 90-day period following the Recipient's normal retirement. During the period beginning on the date of the Recipient's normal retirement and ending on the date the SAR expires, the SAR may be exercised as to the number of Shares for which it could have been exercised on the retirement date, subject to any adjustment under Section 10 herein.

            (i) Termination Of Service. If the Recipient ceases employment for any reason other than death, disability, or retirement (as described above), all SARs held by the Recipient shall lapse immediately following the last day that the Recipient is employed by the Company. However, the Committee may, in its sole discretion, either at grant of the SAR or at the time the Recipient terminates employment, delay the expiration date of the SAR to a date after termination of employment. During any such delay of the expiration date, the SAR may be exercised only for the number of Shares for which it could have been exercised on such termination date, subject to any adjustment under Section 10 herein. Notwithstanding any provisions set forth herein or in the Plan, if the Recipient shall (i) commit any act of malfeasance or wrongdoing affecting the Company or any parent or subsidiary, (ii) breach any covenant not to compete or employment agreement with the Company or any parent or Subsidiary, or (iii) engage in conduct that would warrant the Recipient's discharge for cause, any unexercised part of the SAR shall lapse immediately upon the earlier of the occurrence of such event or the last day the Recipient is employed by the Company.

            (j) Change Of Control. If a Change of Control occurs, the Board may vote to accelerate the expiration of the SARs to the 10th day after the effective date of the Change of Control.

            (k) Conditions Required For Exercise. SARs granted to Recipients under the Plan shall be exercisable only to the extent they are vested according to the terms of the SAR Agreement. Each SAR Agreement shall specify any additional conditions required for the exercise of the SAR.

            (l) Method Of Exercise. A SAR granted under this Plan shall be deemed exercised when the person entitled to exercise the SAR delivers written notice to the President of the Company (or his delegate, in his absence) of the decision to exercise, and complies with such other reasonable requirements as the Committee establishes pursuant to Section 9 of the Plan. A partial exercise of a SAR will not affect the holder's right to exercise the Option from time to time in accordance with this Plan as to the remaining Shares subject to the Option.

            (m) Designation Of Beneficiary. Each Recipient shall designate in the SAR Agreement he executes, a beneficiary to receive SARs awarded hereunder in the event of his death prior to full exercise of such SARs; provided, that if no such beneficiary is designated or if the beneficiary so designated does not survive the Recipient, the estate of such Recipient shall be deemed to be his beneficiary. Recipients may, by written notice to the Committee, change the beneficiary designated in any outstanding SAR Agreements.

            (n) Nontransferability Of SARs. No SAR granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, all SARs granted to a Recipient under this Plan shall be exercisable during his or her lifetime only by such Recipient.

     8. Restricted Stock. Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Recipients in such amounts as the Committee shall determined in its sole and absolute discretion. Each Restricted Stock Award granted to an Employee under the Plan shall contain such provisions as the Committee at the Date of Grant shall deem appropriate. Each Restricted Stock Award granted to a Recipient will satisfy the following requirements:

            (a) Written Agreement. Each Restricted Stock Award granted to a Recipient will be evidenced by a Restricted Stock Agreement. The terms of the Restricted Stock Agreement need not be identical for different Recipients. The Restricted Stock Agreement shall specify the Period of Restriction, or Periods. In addition, the Restricted Stock Agreement shall include a description of the substance of each of the requirements in this Section with respect to that particular Restricted Stock Award.

            (b) Number Of Shares. Each Agreement shall specify the number of Restricted Stock Shares awarded to the Recipient.

            (c) Transferability. Except as provided in this subsection (c), the Restricted Stock Shares granted under this Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee at grant and specified in the Restricted Stock Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee at grant and specified in the Restricted Stock Agreement.

            (d) Other Restrictions. The Committee shall impose such other restrictions on any Restricted Stock Shares granted pursuant to this Plan as it may deem advisable including, without limitation, vesting restrictions, restrictions based upon the achievement of specific Company-wide, Subsidiary, and/or individual performance goals, and/or restrictions under applicable federal or state securities laws, and may legend the certificate representing Restricted Stock to give appropriate notice of such restrictions. The Committee may also require that Recipients make cash payments at the time of grant or upon lapsing of restrictions. Such cash payments, if imposed, will be in an amount not less than the par value of the Restricted Stock Shares.

            (e) Certificate Legend. In addition to any legends placed on certificates pursuant to subsection 8(d) above, each certificate representing Restricted Stock Shares granted pursuant to this Plan shall bear the following legend:

                "The sale or other transfer of the Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Romac International, Inc. Stock Incentive Plan, as amended, and in a Restricted Stock Agreement dated ________________. A copy of the Plan and the Restricted Stock Agreement may be obtained from the Chief Financial Officer of Romac International, Inc."

            (f) Removal Of Restrictions.  Except as otherwise provided in this
Section 8, Restricted Stock Shares shall become freely transferable by the Recipient after the last day of the Period of Restriction. Once the Restricted Stock Shares are released from the restrictions, the Recipient shall be entitled to have the legend required by subsection (e) above removed from his Share certificate.

            (g) Voting Rights. During the Period of Restriction, Recipients holding Restricted Stock Shares may exercise full voting rights with respect to such Shares.

            (h) Dividends And Other Distributions. During the Period of Restriction, Recipients holding Restricted Stock Shares shall be entitled to receive all dividends and other distributions paid with respect to such Shares while they are so held. If any such dividends or distributions are paid in Shares, such Shares shall be subject to the same restrictions on transferability and forfeitability as the Restricted Stock Shares with respect to which they were paid.

            (i) Death. In the case of the death of a Recipient, the restrictions on the Recipient's Restricted Stock Shares shall expire on the date of the Recipient's death.

            (j) Disability. In the case of the total and permanent disability of a Recipient and a resulting termination of employment with the Company, the restrictions on the Recipient's Restricted Stock Shares shall expire on the Recipient's last day of employment.

            (k) Retirement. If the Recipient's employment terminates by reason of normal retirement under the Company's normal retirement policies, the restrictions on the Recipient's Restricted Stock Shares shall expire on the Recipient's last day of employment.

            (l) Termination Of Service. If the Recipient ceases employment for any reason other than death, disability, or retirement (as described above), all nonvested Restricted Stock Shares held by the Recipient shall be forfeited immediately and returned to the Company; provided, however, that the Committee, in its sole and absolute discretion, shall have the right to provide for expiration of the restrictions on Restricted Stock Shares following termination of employment, upon such terms and provisions as it deems proper.

            (m) Change Of Control. If a Change of Control occurs, the Board may vote to remove immediately all restrictions on Restricted Stock Shares as of the date of the Change of Control.

            (n) Designation Of Beneficiary. Each Recipient shall designate, in the Restricted Stock Agreement he executes, a beneficiary to receive Restricted Stock Shares awarded hereunder in the event of his death prior to removal of all restrictions on such Shares; provided, that if no such beneficiary is designated or if the beneficiary so designated does not survive the Recipient, the estate of such Recipient shall be deemed to be his beneficiary. Recipients may, by written notice to the Committee, change the beneficiary designated in any outstanding Restricted Stock Agreements.

     9. Taxes; Compliance With Law; Approval Of Regulatory Bodies; Legends. The Company shall have the right to withhold from payments otherwise due and owing to the Recipient (or his beneficiary) or to require the Recipient (or his beneficiary) to remit to the Company in cash upon demand an amount sufficient to satisfy any federal (including FICA and FUTA amounts), state, and/or local withholding tax requirements at the time the Recipient (or his beneficiary) recognizes income for federal, state, and/or local tax purposes with respect to any Award under this Plan.


     Awards can be granted, and Shares can be delivered under this Plan, only in compliance with all applicable federal and state laws and regulations and the rules of all stock exchanges on which the Company's stock is listed at any time. An Option is exercisable only if either (a) a registration statement pertaining to the Shares to be issued upon exercise of the Option has been filed with and declared effective by the Securities and Exchange Commission and remains effective on the date of exercise, or (b) an exemption from the registration requirements of applicable securities laws is available. This Plan does not require the Company, however, to file such a registration statement or to assure the availability of such exemptions. Any certificate issued to evidence Shares issued under the Plan may bear such legends and statements, and shall be subject to such transfer restrictions, as the Committee deems advisable to assure compliance with federal and state laws and regulations and with the requirements of this Section. No Option may be exercised, and Shares may not be issued under this Plan, until the Company has obtained the consent or approval of every regulatory body, federal or state, having jurisdiction over such matters as the Committee deems advisable.

     Each person who acquires the right to exercise an Option or a SAR or to ownership of Shares by bequest or inheritance may be required by the Committee to furnish reasonable evidence of ownership of the Option or SAR as a condition to his exercise of the Option or SAR. In addition, the Committee may require such consents and releases of taxing authorities as the Committee deems advisable.

     With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 ("1934 Act"), transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the 1934 Act, as such Rule may be amended from time to time, or its successor under the 1934 Act. To the extent any provision of the Plan or action by the Plan administrators fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Plan administrators.

     10. Adjustment Upon Change Of Shares. If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering, or other expansion or contraction of the Common Stock of the Company occurs, the number and class of Shares for which Awards are authorized to be granted under this Plan, the number and class of Shares then subject to Awards previously granted to Employees under this Plan, and the price per Share payable upon exercise of each Award outstanding under this Plan shall be equitably adjusted by the Committee to reflect such changes. To the extent deemed equitable and appropriate by the Board, subject to any required action by shareholders, in any merger, consolidation, reorganization, liquidation or dissolution, any Award granted under the Plan shall pertain to the securities and other property to which a holder of the number of Shares of stock covered by the Award would have been entitled to receive in connection with such event.

     11. Liability Of The Company. The Company, its parent and any Subsidiary that is in existence or hereafter comes into existence shall not be liable to any person for any tax consequences incurred by a Recipient or other person with respect to an Award.

     12. Amendment And Termination Of Plan. The Board may alter, amend, or terminate this Plan from time to time without approval of the shareholders of the Company. The Board may, however, condition any amendment on the approval of the shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws to which the Company, the Plan, Recipients or Eligible Persons are subject. Any amendment, whether with or without the approval of shareholders of the Company, that alters the terms or provisions of an Award granted before the amendment (unless the alteration is expressly permitted under this Plan) will be effective only with the consent of the Recipient to whom the Award was granted or the holder currently entitled to exercise it.

     13. Expenses Of Plan. The Company shall bear the expenses of administering the Plan.

     14. Duration Of Plan. Awards may be granted under this Plan only during the 10 years immediately following the original effective date of this Plan.

     15. Applicable Law. The validity, interpretation, and enforcement of this Plan are governed in all respects by the laws of Florida and the United States of America.

     16. Effective Date. The effective date of this Plan, as amended, shall be the earlier of (i) the date on which the Board adopts the amended Plan or (ii) the date on which the Shareholders approve the amended Plan.


Adopted by the Board of Directors on February 7, 1997
(original Plan adopted by the Board of Directors
September 19, 1994; amendments adopted by the Board of Directors March 1, 1995, September 15, 1995,
March 15, 1996, and October 18, 1996).
(original Plan approved by the Shareholders March 1, 1995).

                                                                       APPENDIX

                           ROMAC INTERNATIONAL, INC.
                      120 WEST HYDE PARK PLACE, SUITE 150
                              TAMPA, FLORIDA 33606

                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints David L. Dunkel and Peter Dominici, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them or their substitutes to represent and to vote, as designated below, all the shares of common stock of Romac International, Inc. held of record by the undersigned on March 14, 1997, at the annual meeting of shareholders to be held on April 25, 1997 or any adjournment thereof.


1. ELECTION OF CLASS I DIRECTORS   [ ]  FOR all nominees                     [ ]  WITHHOLD AUTHORITY
     Nominee:  James D. Swartz     (except as marked to the contrary below)   to vote for all nominees

   ELECTION OF CLASS II DIRECTORS
     Nominee:  Todd W. Mansfield

   ELECTION OF CLASS III DIRECTORS
     Nominees: David L. Dunkel
               Howard W. Sutter
               W.R. Carey, Jr.


(INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
               THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW.)

     Nominee(s)
               ----------------------------------------------------------------

2. Proposal to amend the Articles of Incorporation to increase the Company's authorized common stock, par value $.01 per share, from 15.0 million shares to 100.0 million shares.

           [ ] FOR          [ ] AGAINST          [ ] ABSTAIN


3. Proposal to amend the Romac International, Inc., Amended and Restated Incentive Stock Option Plan (the "Plan") to increase the number shares available under the Plan from 3.0 million shares to 4.5 million of shares and to modify the provisions of the Plan relating to administration and amendment of the Plan.


           [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

4. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:__________________1997


-------------------------------------------  --------------------------------
PLEASE MARK, SIGN, DATE AND RETURN THE       Signature
PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE
-------------------------------------------  --------------------------------
                                             Signature is held jointly